Exhibit 99.179

North Valley Bancorp Reports Results for the Quarter
 and Nine Months Ended September 30, 2010

November 15, 2010 – REDDING, CA - North Valley Bancorp (NASDAQ:NOVB), a bank holding company with approximately $895 million in assets, today reported results for the third quarter and nine months ended September 30, 2010. North Valley Bancorp (“the Company”) is the parent company for North Valley Bank (“NVB”).

“In the third quarter, we recognized significant non-cash charges totaling $23.1 million, due to a valuation allowance reducing the carrying amount of our deferred tax assets and recognition for accounting purposes of the intrinsic value of the beneficial conversion feature associated with the conversion of our Series A Preferred Stock to common stock. The mandatory conversion of preferred stock on July 21, 2010 derived from our successful capital raise during the second quarter of 2010”, stated Michael J. Cushman, CEO. “Recognition of the beneficial conversion feature did not impact our operating results for the three and nine months ended September 30, 2010 and we continue to reduce nonperforming assets during the third quarter despite the challenges of the weak economy and housing market. Our primary goal continues to be the reduction of nonperforming assets and during the third quarter we aggressively marked down OREO properties in an effort to sell them quickly. Also, during the third quarter, we announced the formation of our Government Guaranteed Lending Group and the hiring of a new Market Leader for the Sacramento, Yolo and Sonoma counties.”

The Company reported a net operating loss for the third quarter ended September 30, 2010 of $7,633,000 compared to operating net income of $684,000 for the same period in 2009. The Company reported a net operating loss for the nine months ended September 30, 2010 of $8,517,000 compared to a net operating loss of $6,512,000 for the same period in 2009. A primary reason for the loss for the three and nine months ended September 30, 2010 was a $4,500,000 valuation allowance recorded against the Company’s deferred tax assets. The valuation allowance is recorded as a provision for income tax in the current year and offsets previously recorded tax benefits for 2010. The Company’s operating loss before provision for income tax was $5,426,000 and $7,800,000 for the three and nine months ended September 30, 2010, respectively. A valuation allowance for deferred tax assets is established when it is determined that more likely than not, all or a portion of the deferred tax assets will not be realized.

As previously reported, on April 22, 2010, the Company completed a $40 million capital raise by which the Company issued 40,000 shares of Series A Mandatorily Convertible Cumulative Perpetual Preferred Stock for net proceeds of $37.5 million. On July 16, 2010, the Company obtained shareholder approval to convert the Series A Preferred Stock into shares of our common stock at a conversion price of $1.50 per share, and mandatory conversion occurred on July 21, 2010. The market value of the Company’s common stock on April 22, 2010, the commitment date for the preferred stock issuance, was $2.20 per share. Under applicable accounting rules, the conversion feature of the preferred stock had an intrinsic value on April 22, 2010 of $0.70 per share, or $18,667,000, based on the difference between the conversion price of $1.50 per share and the market value of the Company’s common stock at the commitment date. The Company recognized this difference of $18,667,000 as a beneficial conversion discount on the preferred stock as of the July 21, 2010 conversion date. After combining this implied dividend on the preferred stock with operating results for the quarter, the Company reported a loss available to common shareholders of $26,300,000, or $0.94 per diluted share, for the third quarter ended September 30, 2010, and a loss available to common shareholders of $27,184,000, or $1.89 per diluted share, for the nine months ended September 30, 2010. The accounting entries required to reflect an implied dividend on preferred stock during the third quarter did not change the amount of total shareholders’ equity of the Company nor change the Company’s capital ratios at September 30, 2010. However, as indicated, this accounting treatment did significantly reduce net income available to common shareholders and the earnings per share for the quarter ended September 30, 2010.

At September 30, 2010, the Company’s Total Risk-based Capital was $112,135,000, and its risk-based capital ratios were: Total Risk-based Capital ratio – 16.99%; Tier 1 risk-based Capital ratio – 15.20%; and Tier 1 Leverage ratio – 11.01%. The Bank’s Total Risk-based Capital at September 30, 2010 was $112,636,000, and its risk-based capital ratios were: Total Risk-based Capital ratio – 17.09%; Tier 1 risk-based Capital ratio – 15.82%; and Tier 1 Leverage ratio – 11.46%.

The Company recorded provisions for loan and lease losses of $4,600,000 and $8,200,000 for the third quarter and nine months ended September 30, 2010, respectively, compared to provisions for loan and lease losses of $1,500,000 and $17,500,000 for the third quarter and nine months ended September 30, 2009. The allowance for loan and lease losses at September 30, 2010 was $15,249,000, or 2.84% of total loans, compared to $18,539,000, or 3.08% of total loans at December 31, 2009 and $19,423,000, or 3.09% of total loans at September 30, 2009.

At September 30, 2010, total assets were $894,993,000, a decrease of $18,910,000, or 2.1%, from $913,903,000 at September 30, 2009. The loan portfolio totaled $536,296,000 at September 30, 2010, a decrease of $92,780,000, or 14.8%, compared to $629,076,000 at September 30, 2009. The loan to deposit ratio at September 30, 2010 was 70.0% as compared to 78.7% at September 30, 2009, and 76.5% at December 31, 2009. Total deposits decreased $33,342,000, or 4.2%, to $765,653,000 at September 30, 2010 compared to $798,995,000 at September 30, 2009. When compared to December 31, 2009, total assets increased $10,631,000 from $884,362,000, driven by an increase in shareholders equity due to the net $37,500,000 capital raise completed in April 2010, loans decreased by $66,121,000 from $602,417,000 and deposits decreased by $22,156,000 from $787,809,000. Available-for-sale investment securities increased $95,652,000 from December 31, 2009 to September 30, 2010 as a result of the increase in equity and decrease in loans.

Credit Quality

Nonperforming loans (defined as nonaccrual loans and loans 90 days or more past due and still accruing interest) decreased $24,819,000 to $29,643,000 at September 30, 2010 from $54,462,000 at September 30, 2009, and decreased $16,955,000 when compared to the December 31, 2009 balance of $46,598,000. Nonperforming loans as a percentage of total loans were 5.53% at September 30, 2010, compared to 8.66% at September 30, 2009, and 7.74% at December 31, 2009.

Nonperforming assets (nonperforming loans and OREO) totaled $48,493,000 at September 30, 2010, a decrease of $13,894,000 from the September 30, 2009 balance of $62,387,000, and a $10,482,000 decrease from the December 31, 2009 balance of $58,975,000. Nonperforming assets as a percentage of total assets were 5.42% at September 30, 2010 compared to 6.83% at September 30, 2009 and 6.67% at December 31, 2009.

Gross loan and lease charge-offs for the third quarter of 2010 were $5,705,000 and recoveries totaled $203,000 resulting in net charge-offs of $5,502,000 compared to gross loan and lease charge-offs for the third quarter of 2009 of $5,290,000 and recoveries of $1,094,000 resulting in net charge-offs of $4,196,000. Gross charge-offs for the nine months ended September 30, 2010 were $11,740,000 and recoveries totaled $480,000 resulting in net charge-offs of $11,260,000, compared to gross charge-offs for the nine months ended September 30, 2009 of $10,774,000 and recoveries of $1,370,000 resulting in net charge-offs of $9,404,000.

The overall level of nonperforming loans decreased $8,767,000 to $29,643,000 at September 30, 2010 from $38,410,000 at June 30, 2010. During the third quarter of 2010, the Company added eight loans with aggregate amounts outstanding of $6,049,000 to nonperforming loans. These additions were offset by reductions in nonperforming loans totaling $14,816,000 due primarily to transfers to OREO of twelve properties totaling $8,420,000, and secondarily due to charge-offs and collections received on certain loans. Of the eight loans totaling $6,049,000 identified as nonaccrual loans and added to nonperforming loans during the third quarter of 2010, one relationship represents $4,824,000 of that balance. This relationship consists of two mixed-use land development loans located in Placer County. No specific reserve has been established for these loans. The remaining six loans in this group that were placed on nonaccrual during the third quarter of 2010 total $1,225,000 and specific reserves of $118,000 have been established.

The Company’s OREO properties increased $2,424,000 to $18,850,000 at September 30, 2010 from $16,426,000 at June 30, 2010. The increase in OREO was due to the transfer of twelve properties totaling $8,420,000, which was partially offset by the sale of six properties for a total of $2,947,000. The Company recorded a gain on sale for those six properties totaling $33,000, and recorded a write-down of certain other OREO properties during the quarter ended September 30, 2010 of $3,082,000.

Operating Results

Net interest income, which represents the Company’s largest component of revenues and is the difference between interest earned on loans and investments and interest paid on deposits and borrowings, decreased $80,000, or 1.0%, for the three months ended September 30, 2010 compared to the same period in 2009. Interest income decreased by $1,123,000, primarily due to the lower yield on earning assets. The Company had foregone interest income of $553,000 related to loans currently on nonaccrual status for the three months ended September 30, 2010 compared to $557,000 for the same period in 2009. Offsetting this was a decrease in interest expense of $1,043,000, or 32.3%, due to a decrease in the rates paid on deposits. Average loans decreased $87,132,000 in the third quarter of 2010 compared to the third quarter of 2009, while the yield on the loan portfolio increased 9 basis points to 5.94% for the third quarter of 2010. Overall, average earning assets decreased $1,888,000 in the third quarter of 2010 compared to the third quarter of 2009. Average yields on earning assets decreased 52 basis points from the quarter ended September 30, 2009, to 4.68% for the quarter ended September 30, 2010 while the average rate paid on interest-bearing liabilities decreased by 53 basis points to 1.31%. The Company’s net interest margin for the quarter ended September 30, 2010 was 3.65%, a decrease of 3 basis points from the margin of 3.68% for the third quarter in 2009 and an increase of 7 basis points from the 3.58% net interest margin for the quarter ended June 30, 2010. Net interest income decreased $1,369,000 for the nine months ended September 30, 2010 compared to the same period in 2009. Interest income decreased by $4,071,000, primarily due to a decrease in income on loans of $4,654,000 as a result of both the lower yield on average loans and the decrease in the average balance of loans. Interest expense decreased $2,702,000 due primarily to a decrease of 53 basis points on rates paid on interest-bearing liabilities for the nine months ended September 30, 2010 compared to the same period in 2009. The net interest margin for the nine months ended September 30, 2010 decreased 27 basis points to 3.67% from the net interest margin of 3.94% for the nine months ended September 30, 2009.

Noninterest income for the quarter ended September 30, 2010 was $3,363,000 compared to $4,142,000 for the same period in 2009 representing a decrease of $779,000. The primary reason for the decrease in noninterest income was the Company recognized a gain on sale of investment securities of $655,000 for the quarter ended September 30, 2009. Service charges on deposits decreased $235,000 to $1,489,000 for the third quarter of 2010 compared to $1,724,000 for the third quarter of 2009, while other fees and charges increased by $11,000 to $1,181,000 for the third quarter of 2010 compared to $1,170,000 for the same period in 2009. Noninterest income for the nine months ended September 30, 2010 decreased $992,000 to $9,752,000 from $10,744,000 for the same period in 2009. Service charges on deposits decreased $376,000 to $4,516,000 for the nine months ended September 30, 2010 compared to $4,892,000 for the same period in 2009, while other fees and charges increased by $157,000 to $3,370,000 for the nine months ended September 30, 2010 compared to $3,213,000 for the same period in 2009.

Noninterest expense increased $2,780,000 to $11,779,000 for the third quarter of 2010 from $8,999,000 for the third quarter of 2009. Comparing the third quarter of 2010 to the third quarter of 2009, salaries and employee benefits decreased $202,000 and occupancy and equipment expense decreased $163,000. These decreases were offset by an increase in other real estate owned expense of $2,976,000 to $3,241,000 for the third quarter of 2010 compared to $265,000 for the same period in 2009. FDIC insurance premiums and state assessments were $438,000, for the third quarter of 2010 compared to $503,000 for the same period in 2009. Noninterest expense for the nine months ended September 30, 2010 was $31,670,000 compared to $30,116,000 for the same period in 2009. For the nine months ended September 30, 2010, salaries and employee benefits decreased $1,746,000 and occupancy and equipment expense decreased $449,000. FDIC insurance premiums and state assessments were $1,840,000 for the first nine months of 2010 compared to $1,819,000 for the first nine months of 2009.

Due to the Company’s previous losses, it was determined to be more likely than not that a portion of its deferred tax asset will not be realized, and at September 30, 2010, the Company established a valuation allowance of $4,500,000 to reduce the carrying amount of its deferred tax assets to $9,807,000. The valuation allowance was booked as a provision for income tax in the current year and offsets previously recorded tax benefits for 2010, resulting in a provision for income taxes of $2,207,000 for the quarter ended September 30, 2010, and a tax provision of $717,000 for the nine months ended September 30, 2010. The Company recorded a provision for income taxes for the quarter ended September 30, 2009 of $629,000, resulting in an effective tax rate of 47.9%, and recorded a benefit for income taxes for the nine month period ended September 30, 2009 of $6,673,000, resulting in an effective tax benefit rate of 50.6%.

North Valley Bancorp is a bank holding company headquartered in Redding, California. Its subsidiary, North Valley Bank (“NVB”), operates twenty-five commercial banking offices in Shasta, Humboldt, Del Norte, Mendocino, Yolo, Sonoma, Placer and Trinity Counties in Northern California, including two in-store supermarket branches and six Business Banking Centers. North Valley Bancorp, through NVB, offers a wide range of consumer and business banking deposit products and services including internet banking and cash management services. In addition to these depository services, NVB engages in a full complement of lending activities including consumer, commercial and real estate loans. Additionally, NVB has SBA Preferred Lender status and provides investment services to its customers. Visit the Company’s website address at www.novb.com for more information.

Cautionary Statement: This release contains certain forward-looking statements that are subject to risks and uncertainties that could cause actual results to differ materially from those stated herein. Management’s assumptions and projections are based on their anticipation of future events and actual performance may differ materially from those projected. Risks and uncertainties which could impact future financial performance include, among others, (a) competitive pressures in the banking industry; (b) changes in the interest rate environment; (c) general economic conditions, either nationally, regionally or locally, including fluctuations in real estate values; (d) changes in the regulatory environment; (e) changes in business conditions or the securities markets and inflation; (f) possible shortages of gas and electricity at utility companies operating in the State of California, and (g) the effects of terrorism, including the events of September 11, 2001, and thereafter, and the conduct of the war on terrorism by the United States and its allies. Therefore, the information set forth herein, together with other information contained in the periodic reports filed by the Company with the Securities and Exchange Commission, should be carefully considered when evaluating the business prospects of the Company. North Valley Bancorp undertakes no obligation to update any forward-looking statements contained in this release, except as required by law.

For further information contact:

Michael J. Cushman	or	Kevin R. Watson
President & Chief Executive Officer		Executive Vice President & Chief Financial Officer
(530) 226-2900 Fax: (530) 221-4877		(530) 226-2900 Fax: (530) 221-4877

NORTH VALLEY BANCORP
CONDENSED CONSOLIDATED FINANCIAL DATA
(Unaudited)
(Dollars in thousands, except share and per share data)

	Three Months Ended
	September 30
	2010	2009	$ Change	% Change
Statement of Income Data
Interest income
Loans and leases (including fees)	$8,297	$9,465	$(1,168)	(12.34%)
Investment securities	1,439	1,405	34	2.42%
Federal funds sold and other	37	26	11	42.31%
Total interest income	9,773	10,896	(1,123)	(10.31%)
Interest expense
Interest on deposits	1,640	2,712	(1,072)	(39.53%)
Subordinated debentures	543	513	30	5.85%
Other borrowings	—	1	(1)	(100.00%)
Total interest expense	2,183	3,226	(1,043)	(32.33%)
Net interest income	7,590	7,670	(80)	(1.04%)
Provision for loan and lease losses	4,600	1,500	3,100	206.67%
Net interest income after provision for loan and lease losses	2,990	6,170	(3,180)	(51.54%)

Noninterest income
Service charges on deposit accounts	1,489	1,724	(235)	(13.63%)
Other fees and charges	1,181	1,170	11	0.94%
Other	693	1,248	(555)	(44.47%)
Total noninterest income	3,363	4,142	(779)	(18.81%)

Noninterest expenses
Salaries and employee benefits	4,223	4,425	(202)	(4.56%)
Occupancy	726	768	(42)	(5.47%)
Furniture and equipment	336	457	(121)	(26.48%)
Other real estate owned expense	3,241	265	2,976	1,123.02%
FDIC and state assessments	438	503	(65)	(12.92%)
Other	2,815	2,581	234	9.07%
Total noninterest expenses	11,779	8,999	2,780	30.89%
(Loss) income before provision for income taxes	(5,426)	1,313	(6,739)	(513.25%)
Provision for income taxes	2,207	629	1,578	250.87%
Net (loss) income	(7,633)	684	(8,317)	(1215.94%)
Preferred stock discount	$(18,667)	$—	(18,667)	—
Net (loss) income available to common shareholders	$(26,300)	$684	$(26,984)	(3945.03%)

Common Share Data
(Loss) earnings per share
Basic	$(0.94)	$0.09	$(1.03)	(1144.44%)
Diluted	$(0.94)	$0.09	$(1.03)	(1144.44%)

Weighted average shares outstanding	28,075,511	7,495,817
Weighted average shares outstanding - diluted	28,075,511	7,495,817
Book value per share	$2.44	$9.59
Tangible book value	$2.42	$7.47
Shares outstanding	34,162,463	7,495,817

NORTH VALLEY BANCORP
CONDENSED CONSOLIDATED FINANCIAL DATA
(Unaudited)
(Dollars in thousands, except share and per share data)

	Nine Months Ended
	September 30,
	2010	2009	$ Change	% Change
Statement of Income Data
Interest income
Loans and leases (including fees)	$25,376	$30,030	$(4,654)	(15.50%)
Investment securities	3,985	3,477	508	14.61%
Federal funds sold and other	124	49	75	153.06%
Total interest income	29,485	33,556	(4,071)	(12.13%)
Interest expense
Interest on deposits	5,588	8,286	(2,698)	(32.56%)
Subordinated debentures	1,579	1,581	(2)	(0.13%)
Other borrowings	—	2	(2)	(100.00%)
Total interest expense	7,167	9,869	(2,702)	(27.38%)
Net interest income	22,318	23,687	(1,369)	(5.78%)
Provision for loan and lease losses	8,200	17,500	(9,300)	(53.14%)
Net interest income after provision for loan and lease losses	14,118	6,187	7,931	128.19%

Noninterest income
Service charges on deposit accounts	4,516	4,892	(376)	(7.69%)
Other fees and charges	3,370	3,213	157	4.89%
Other	1,866	2,639	(773)	(29.29%)
Total noninterest income	9,752	10,744	(992)	(9.23%)

Noninterest expenses
Salaries and employee benefits	12,648	14,394	(1,746)	(12.13%)
Occupancy	2,155	2,330	(175)	(7.51%)
Furniture and equipment	1,111	1,385	(274)	(19.78%)
Other real estate owned expense	5,344	1,835	3,509	191.23%
FDIC and state assessments	1,840	1,819	21	1.15%
Other	8,572	8,353	219	2.62%
Total noninterest expenses	31,670	30,116	1,554	5.16%
Loss before provision (benefit) for income taxes	(7,800)	(13,185)	5,385	(40.84%)
Provision (benefit) for income taxes	717	(6,673)	7,390	(110.74%)
Net loss	(8,517)	(6,512)	(2,005)	30.79%
Preferred stock discount	$(18,667)	$—	(18,667)	—
Net loss available to common shareholders	$(27,184)	$(6,512)	$(20,672)	317.44%

Common Share Data
Loss per share
Basic	$(1.89)	$(0.87)	$(1.02)	117.24%
Diluted	$(1.89)	$(0.87)	$(1.02)	117.24%

Weighted average shares outstanding	14,355,715	7,495,817
Weighted average shares outstanding - diluted	14,355,715	7,495,817
Book value per share	$2.44	$9.59
Tangible book value	$2.42	$7.47
Shares outstanding	34,162,463	7,495,817

NORTH VALLEY BANCORP
CONDENSED CONSOLIDATED FINANCIAL DATA
(Unaudited)
(Dollars in thousands)

	September 30,	December 31,	September 30,
	2010	2009	2009
Balance Sheet Data
Assets
Cash and due from banks	$20,465	$19,378	$19,506
Federal funds sold	21,035	48,250	30,355
Time deposits at other financial institutions	425	425	425
Available-for-sale securities - at fair value	241,987	146,335	158,200
Held-to-maturity securities - at amortized cost	6	9	9

Loans and leases net of deferred loan fees	536,296	602,417	629,076
Allowance for loan and lease losses	(15,249)	(18,539)	(19,423)
Net loans and leases	521,047	583,878	609,653

Premises and equipment, net	9,194	10,319	10,682
Other real estate owned	18,850	12,377	7,925
Goodwill and core deposit intangibles, net	583	692	15,916
Accrued interest receivable and other assets	61,401	62,699	61,232
Total assets	$894,993	$884,362	$913,903

Liabilities and Shareholders’ Equity
Deposits:
Demand, noninterest bearing	$150,433	$152,421	$145,475
Demand, interest bearing	152,230	160,216	150,136
Savings and money market	212,128	189,782	184,938
Time	250,862	285,390	318,446
Total deposits	765,653	787,809	798,995

Accrued interest payable and other liabilities	14,067	12,290	11,073
Subordinated debentures	31,961	31,961	31,961
Total liabilities	811,681	832,060	842,029
Shareholders’ equity	83,312	52,302	71,874
Total liabilities and shareholders’ equity	$894,993	$884,362	$913,903

Asset Quality
Nonaccrual loans and leases	$29,643	$46,598	$54,462
Loans and leases past due 90 days and accruing interest	—	—	—
Other real estate owned	18,850	12,377	7,925
Total nonperforming assets	$48,493	$58,975	$62,387

Allowance for loan and lease losses to total loans	2.84%	3.08%	3.09%
Allowance for loan and lease losses to NPL’s	51.44%	39.78%	35.66%
Allowance for loan and lease losses to NPA’s	31.45%	31.44%	31.13%

NORTH VALLEY BANCORP
CONDENSED CONSOLIDATED FINANCIAL DATA
(Unaudited)
(Dollars in thousands)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2010	2009	2010	2009
Selected Financial Ratios
Return on average total assets	(3.29%)	0.29%	(1.26%)	(0.96%)
Return on average shareholders’ equity	(33.23%)	3.82%	(15.00%)	(11.66%)
Net interest margin (tax equivalent basis)	3.65%	3.68%	3.67%	3.94%
Efficiency ratio	107.54%	76.19%	98.75%	87.47%

Selected Average Balances
Loans	$554,471	$641,603	$572,127	$660,025
Taxable investments	203,741	140,114	164,858	108,625
Tax-exempt investments	15,155	15,812	15,393	15,853
Federal funds sold and other	62,037	39,763	71,063	29,010
Total earning assets	$835,404	$837,292	$823,441	$813,513
Total assets	$920,335	$925,803	$905,431	$903,577

Demand deposits - interest bearing	$159,027	$153,123	$157,625	$152,646
Savings and money market	218,048	182,295	210,943	174,086
Time deposits	254,183	327,817	265,764	311,485
Other borrowings	31,961	31,961	31,961	32,412
Total interest bearing liabilities	$663,219	$695,196	$666,293	$670,629
Demand deposits - noninterest bearing	$147,920	$145,316	$146,735	$146,537
Shareholders’ equity	$91,126	$71,102	$75,898	$74,655

NORTH VALLEY BANCORP
CONDENSED CONSOLIDATED FINANCIAL DATA
(Unaudited)
(Dollars in thousands, except per share data)

	For the Quarter Ended
	September	June	March	December
	2010	2010	2010	2009
Interest income	$9,773	$9,837	$9,875	$10,399
Interest expense	2,183	2,451	2,533	2,852
Net interest income	7,590	7,386	7,342	7,547

Provision for loan and lease losses	4,600	2,600	1,000	9,000
Noninterest income	3,363	3,377	3,012	3,266
Noninterest expense	11,779	9,872	10,019	23,874

Loss before provision (benefit) for income taxes	(5,426)	(1,709)	(665)	(22,061)
Provision (benefit) for income taxes	2,207	(1,137)	(353)	(2,721)
Net loss	$(7,633)	$(572)	$(312)	$(19,340)

Preferred Stock Discount	(18,667)	—	—	—
Net loss available to common shareholder	$(26,300)	$(572)	$(312)	$(19,340)
Loss per common share:
Basic	$(0.94)	$(0.08)	$(0.04)	$(2.58)
Diluted	$(0.94)	$(0.08)	$(0.04)	$(2.58)